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EXHIBIT 1.1(B)
NUVEEN TAX-FREE UNIT TRUST, SERIES 1007
TRUST INDENTURE AND AGREEMENT
DATED JUNE 17, 1998

    This Trust Indenture and Agreement by and between John Nuveen & Co. Incorporated, as Depositor and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Nuveen Tax-Free Unit Trust, Series 823 and subsequent Series, effective September 7, 1995" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

    In consideration of the promises and of the mutual agreements herein contained, the Depositor and the Trustee, agree as follows:

                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

    Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II
                     SPECIAL TERMS AND CONDITIONS OF TRUST

    The following special terms and conditions are hereby agreed to:

    (a) The Bonds defined in Section 1.01(1) listed in Schedule A hereto have been deposited in trust under this Trust Indenture and Agreement.

    (b) The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust on the Initial Date of Deposit is the amount set forth under the captions "Essential Information -- Fractional Undivided Interest in the Trust per Unit" in the Prospectus.

    (c) The number of Units created of a Trust are as set forth under the caption "Essential Information -- Number of Units" in the Prospectus for each Trust.

    (d) Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the phrase "Nuveen Tax-Exempt Unit Trust" shall be hereby replaced with the phrase "Nuveen Tax-Free Unit Trust."
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    In Witness Whereof, John Nuveen & Co. Incorporated, has caused this Trust
Indenture and Agreement for Nuveen Tax-Free Unit Trust, Series 1007 to be executed by its President, one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or its Assistant Secretary and The Chase Manhattan Bank has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents or Second Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers; all as of the day, month and year first above written.

John Nuveen & Co. Incorporated,
Depositor
By Anna Kucinskis
Authorized Officer
(Seal)
Attest:
By Karen L. Healy
                   Assistant Secretary

The Chase Manhattan Bank, Trustee
By Cary Klivan
Vice President
(Seal)
Attest:
By Robert E. Lisk
                   Assistant Treasurer

                SCHEDULE A TO THE TRUST INDENTURE AND AGREEMENT
                         SECURITIES INITIALLY DEPOSITED
                                       IN
                    NUVEEN TAX-FREE UNIT TRUST, SERIES 1007

(Note: Incorporated herein and made a part hereof is the "Schedule of Investments" as set forth for each Trust in the Prospectus.)